EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Jamie Baird (212) 850-5659

EMCOR GROUP, INC. ANNOUNCES AGREEMENT TO ACQUIRE
BATCHELOR & KIMBALL, INC.

- Leading Provider of Mission-Critical Mechanical Construction and Maintenance Services -

NORWALK, CONNECTICUT, October 4, 2019 - EMCOR Group, Inc. (NYSE: EME) today announced that it has entered into a definitive agreement to acquire Batchelor & Kimball, Inc. (“BKI”), a leading full service provider of mechanical construction and maintenance services, in an all-cash transaction.

Founded in 1979 and headquartered in Atlanta, GA, BKI is one of the preeminent full service U.S. commercial and industrial mechanical construction and maintenance service companies. Throughout its history, BKI has prided itself in maintaining strong customer relationships and has designed, installed, constructed and maintained the HVAC and plumbing systems in a wide variety of projects for all types of non-residential facilities, including hospitals, laboratories, data centers, schools, airports and office buildings. Upon completion of the transaction, BKI will be part of EMCOR’s U.S. Mechanical Construction and Facilities Services segment.

Tony Guzzi, Chairman, President and Chief Executive Officer of EMCOR, commented, “We are excited to be acquiring BKI, which further strengthens EMCOR’s position in mechanical construction and maintenance services and broadens our capabilities across the South and Southeast regions. BKI is recognized as a value-added provider to a discerning customer base that operates highly complex infrastructure where construction, maintenance and operation services are mission-critical.”

“We firmly believe EMCOR is a natural home for BKI” stated Brian Batchelor, Chief Executive Officer of BKI. “The prospect of working with a proven industry leader that shares our commitment to customer loyalty and safety, while maintaining our organizational structure, is a great opportunity for everyone at BKI. We look forward to delivering sustainable growth and exceptional customer value as part of EMCOR.”

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EMCOR Acquires Batchelor & Kimball	Page 2

The transaction is expected to close by the end of 2019, subject to customary closing conditions and regulatory approvals. For 2020, BKI is expected to contribute revenues of approximately $400 million with nominal diluted EPS accretion. The earnings contribution from such increased revenues will be partially offset by amortization expense associated with acquired intangible assets. Non-GAAP EBITDA margins for BKI are expected to be at the higher end of subsidiaries that are included in our U.S. Mechanical Construction and Facilities Services segment.

Mr. Guzzi, concluded, “EMCOR is the leading specialty construction, building and industrial services company in the nation and BKI will strengthen our mechanical construction and services operation. Sharing our core operational values, BKI’s best-in-class execution, deep operational and field-level expertise, and leading safety record will bolster our competitive advantages. With one of the most experienced, talented executive and field-level management teams in the mechanical construction industry, BKI will further broaden and enhance the service offerings EMCOR provides to its customers.”

EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services. This press release and other press releases may be viewed at the Company’s website at www.emcorgroup.com. EMCOR routinely posts information that may be important to investors in the “Investor Relations” section of our website at www.emcorgroup.com. Investors and potential investors are encouraged to consult the EMCOR website regularly for important information about EMCOR.

Forward Looking Statements:

This release contains certain forward-looking statements. Any such comments speak only as of this date and EMCOR assumes no obligation to update any such forward-looking statements, unless required by law. These forward-looking statements may include statements regarding the anticipated timing of EMCOR’s acquisition of BKI and the potential benefits of the transaction, including revenue growth and margin expansion, and enhancement of EMCOR’s service offerings. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly, these statements are no guarantee of future performance. Such risks and uncertainties include, but are not limited to, the ability of the parties to satisfy the closing conditions for the transaction on a timely basis, if at all, EMCOR’s ability to realize the potential benefits of the transaction, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business. Certain of the risk factors associated with EMCOR’s business are also discussed in Part I, Item 1A “Risk Factors,” of the Company’s 2018 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission and available at www.sec.gov and www.emcorgroup.com. Such risk factors should be taken into account in evaluating any forward-looking statements.

Non-GAAP Measures:

EMCOR calculates projected segment EBITDA margins based on internal forecasts, which forecasts are non-GAAP financial measures derived by excluding certain amounts that would be included in GAAP calculations. These projections should not be considered a substitute for GAAP measures. The determinations of the amounts that are excluded from the calculations are a matter of management judgment and depend upon, among other factors, the nature of the underlying expense or income amounts. EMCOR is unable to present quantitative reconciliations because management cannot reasonably predict with sufficient reliability all of the necessary components of the comparable GAAP measure.

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